                                                                    EXHIBIT 10.3

              IPG PHOTONICS NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

A. Non-Employee Directors of IPG Photonics Corporation (the "Company") will continue to receive an annual cash retainer of $30,000, but will not receive separate fees for attending meetings of the Board of Directors or shareholders. Non-Employee Directors are expected to attend in person all Board meetings, except for telephonic meetings formally called.

B. Commencing July 1, 2006, the Chairman and Members of the Audit, Compensation, Nominating and Corporate Governance and Other Committees will also receive cash annual retainers as set forth below, but will not receive separate fees for attending meetings of Committees. Non-Employee Director Committee Members are expected to attend in person all Committee meetings, except for telephonic meetings formally called.

                       Chairman    Member
                       --------   -------

Audit                   $20,000   $10,000

Compensation            $15,000   $ 7,500

Nominating &
Corporate Governance    $10,000   $ 5,000

Other Committees        $ 5,000   $ 2,500


C. Upon initial election to the Board, new Non-Employee Directors will continue to receive options to purchase 30,000 shares of the Company's common stock at an exercise price equal to the fair market value of the shares of the Company's common stock on the date of the grant. The options will have a term of four (4) years and will vest at the rate of 25% per year commencing on the earlier of the one-year anniversary date or the date of the annual shareholders meeting, and 25% thereafter on the earlier of each anniversary date or the date of the annual shareholders meeting.

D. Each sitting Non-Employee Director who has served since June 2005 will be granted at the Board meeting on June 21, 2006, options to purchase 10,000 shares of the Company's common stock at an exercise price equal to the fair market value of the shares of the Company's common stock on the date of the grant. The options will have a term of four (4) years and will vest at the rate of 25% per year commencing on the earlier of the one-year anniversary date or the date of the annual shareholders meeting, and 25% thereafter on the earlier of each anniversary date or the date of the annual shareholders meeting.

E. Commencing in calendar year 2007, annually each sitting Non-Employee Director continuing in office after the annual shareholders meeting will receive immediately following the shareholders meeting options to purchase 10,000 shares of the Company's common stock at an exercise price equal to the fair market value of the shares of the Company's common stock on the date of the grant. The options will have a term of four (4) years and will vest at the rate of 25% per year commencing on the earlier of the one-year anniversary date or the date of the annual shareholders meeting, and 25% thereafter on the earlier of each anniversary date or the date of the annual shareholders meeting.

F. After the initial public offering (IPO) of the common stock of the Company, the following shall apply to the equity portion of Non-Employee Director compensation, except for hardship cases:

1. Within one year after the IPO for existing directors, or within one year after the date of first election to the Board for directors elected after the IPO, every Non-Employee Director will be expected to own shares of the Company's common stock in an amount not less than $25,000 in market value as of the date of purchase of such shares, and continue to hold such shares until his service as a director concludes.

2. Within three years after the IPO for existing directors, or within three years after the date of first election to the Board for directors elected after the IPO, every Non-Employee Director will be expected to have increased his ownership of shares of the Company's common stock in an amount not less than $50,000 in market value as of the date of purchase of such shares, and continue to hold such shares until his service as a director concludes.

3. Within five years after the IPO for existing directors, or within five years after the date of first election to the Board for directors elected after the IPO, every Non-Employee Director will be expected to have increased his ownership of shares of the Company's common stock in an amount equal to five times the annual Board cash retainer in market value as of the date of purchase of such shares, and continue to hold such shares until his service as a director concludes.

4. Guidelines for hardship exceptions will be developed, but the determination of hardship should be made by a majority of the disinterested Directors on a case-by-case basis.

G. Any unvested options of a Non-Employee Director who retires, in accordance with the Non-Employee Directors Stock Plan, as amended from time to time, after eight years of service on the Board will vest on the last day of such Director's service. This will apply only to options granted on or after June 21, 2006.

Adopted June 21, 2006


                                        2